Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of January 11, 2018 to the Amended and Restated Rights Agreement, dated as of December 4, 2008, by and between National Fuel Gas Company, a New Jersey corporation (the “Company”), and Wells Fargo Bank, National Association, as successor to The Bank of New York (the “Rights Agent” and such agreement, the “Rights Agreement”).

WITNESSETH

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the expiration date of the Rights;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.    Final Expiration Date. All references in the Rights Agreement and all Exhibits thereto to “July 31, 2018,” which is the Final Expiration Date as of immediately prior to this Amendment, shall be replaced with “January 16, 2018”.

2.    Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.    Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.    This Amendment shall be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

6.    This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

7.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies, in his or her capacity as an officer on behalf of the Company, to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

NATIONAL FUEL GAS COMPANY

By:	/s/ P. M. Ciprich
Name:	P. M. Ciprich
Title:	Senior Vice President, General Counsel and Secretary

ATTESTS:

By:	/s/ S. J. Mugel
Name:	S. J. Mugel
Title:	Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Rights Agent

By:	/s/ Andrea Severon
Name:	Andrea Severson
Title:	Officer

ATTESTS:

By:	/s/ Nancy Petersen
Name:	Nancy Petersen
Title:	Assistant Vice President

Signature Page to Amendment No. 1 to Rights Agreement